SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 12)*

                Telefonos de Mexico, S.A. de C.V. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

    American Depositary Shares ("L Share ADSs"), each representing 20 Series
                              L Shares ("L Shares")
    American Depositary Shares ("A Share ADSs"), each representing 20 Series
                              A Shares ("A Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                           879403780 for L Share ADSs(1)
                           879403400 for A Share ADSs(2)
                -------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                        Boulevard Manuel Avila Camacho 24
                                Torre del Bosque
                                     Piso 7
                          Colonia: Lomas de Chapultepec
                           Mexico, D.F. 11000, Mexico
                                (5255) 5540-9225
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  June 16, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on the following pages)

------------------

1 CUSIP number is for the L Share ADSs only. No CUSIP number exists for the underlying L Shares, since such shares are not traded in the United States.

2 CUSIP number is for the A Share ADSs only. No CUSIP number exists for the underlying A Shares, since such shares are not traded in the United States.

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Helu

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]
   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            40,000 A Shares and 100,000 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                40,000 A Shares and 100,000 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,037,330 A Shares and 3,182,266,461 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs            13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carlos Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,132 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,132 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER
                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,182,174,593 L Shares (See Item 5(a))


   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs            13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Marco Antonio Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,132 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,132 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,182,174,593 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Patrick Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,182,174,595 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Maria Soumaya Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            8,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                8,134 L Shares
                            (See Items 5(a) and 5(d))

                        10 SHARED DISPOSITIVE POWER

                           45,997,330 A Shares and 3,182,166,461 L Shares
                           (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares 3,182,174,595 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Vanessa Paola Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER

                            408,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                408,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,182,574,595 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs           13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Johanna Monique Slim Domit

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico



                        7   SOLE VOTING POWER

                            570,134 L Shares
                            (See Items 5(a) and 5(b))

                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,182,166,461 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                570,134 L Shares
                            (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,182,166,461 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,182,736,595 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.8% of A Shares and 33.5% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Carso Global Telecom, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       AF and WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER


                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               45,997,330 A Shares and 3,163,744,425 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH
                       10   SHARED DISPOSITIVE POWER

                            45,997,330 A Shares and 3,163,744,425 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       45,997,330 A Shares and 3,163,744,425 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [X]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      17.8% of A Shares and 33.3% L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs        13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Grupo Financiero Inbursa, S.A. de C.V.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC and AF (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                        7   SOLE VOTING POWER


                        8   SHARED VOTING POWER
      NUMBER OF
       SHARES               18,422,036 L Shares
    BENEFICIALLY            (See Items 5(a) and 5(b))
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH
                       10   SHARED DISPOSITIVE POWER

                            18,422,036 L Shares
                            (See Items 5(a) and 5(d))

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       18,422,036 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.2% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs          13D
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Trust No. F/0008

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            153,788,120 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                153,788,120 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       153,788,120 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.0% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Trust No. F/0395

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            2,385,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                2,385,000 L Shares (See Items 5(a) and 5(b))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,385,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.0% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       EP

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Fundacion Telmex, A.C.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            20,000,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                20,000,000 L Shares (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.3% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   879403780 L Share ADSs
            879403400 A Share ADSs

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Asociacion Carso, A.C.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [ ]

   3   SEC USE ONLY


   4   SOURCE OF FUNDS*

       WC (See Item 3)

   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e) [ ]

   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico


                        7   SOLE VOTING POWER

                            5,000,000 L Shares (See Items 5(a) and 5(b))
      NUMBER OF
       SHARES           8   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY
   EACH REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON
        WITH                5,000,000 L Shares (See Items 5(a) and 5(d))

                       10   SHARED DISPOSITIVE POWER

   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,000,000 L Shares (See Item 5(a))

   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.1% of L Shares (See Item 5(a))

   14  TYPE OF REPORTING PERSON*

       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Security and Issuer.
------   -------------------

         This Amendment No. 12 (the "Twelfth Amendment") amends the initial
Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission (the "Commission"), as subsequently amended, by the Reporting Persons (as defined in the Schedule 13D), with respect to the L Shares and A Shares of Telefonos de Mexico, S.A. de C.V. (the "Issuer"). Capitalized terms used but not otherwise defined in this Twelfth Amendment have the meanings ascribed to such terms in the Schedule 13D, as amended.

Item 2.  Identity and Background.
------   -----------------------

         Updated information regarding the members of the Slim Family and the executive officers and directors of CGT and GFI are set forth in Schedule I attached hereto.

Item 3.  Source and Amount of Funds or Other Consideration.
------   -------------------------------------------------

         The aggregate amount of funds required to purchase the 23,226,000 L Shares purchased by CGT since the filing of Amendment No. 11 to the Schedule 13D filed by the Reporting Persons on June 4, 2004, is U.S.$46,452,000. The funds used to purchase these Shares were obtained from the working capital of CGT.

Item 4.  Purpose of Transaction.
------   ----------------------

         As discussed in Item 4 of the Schedule 13D filed by the Reporting Persons with the SEC on June 4, 2004, CGT and SBC International, Inc. are parties to a series of agreements (the "Telmex Agreements"), which govern the ownership and voting of any and all AA Shares of the Issuer owned by such parties. As of the date hereof, CGT holds 73.8% of the issued and outstanding AA Shares.

Item 5.  Interest in Securities of the Issuer.
-------  -------------------------------------

         (a) The Reporting Persons have, as of June 16, 2004, the following interests in the A Shares and L Shares:

                                     A Shares(1)              L Shares(2)
                            ----------------------------------------------------
                               Number     % of Class     Number     % of Class
                            ------------ ------------ ------------ -------------
Carlos Slim Helu(3)......... 46,037,330      17.8%    3,182,266,461    33.5%
Carlos Slim Domit(4)........ 45,997,330      17.8%    3,182,174,593    33.5%
Marco Antonio Slim Domit(5). 45,997,330      17.8%    3,182,174,593    33.5%
Patrick Slim Domit(6)....... 45,997,330      17.8%    3,182,174,595    33.5%
Maria Soumaya Slim Domit(7). 45,997,330      17.8%    3,182,174,595    33.5%
Vanessa Paola Slim Domit(8). 45,997,330      17.8%    3,182,574,595    33.5%
Johanna Monique Domit(9).... 45,997,330      17.8%    3,182,736,595    33.5%
CGT(10)..................... 45,997,330      17.8%    3,163,744,425    33.3%
GFI.........................        --       --          18,422,036     0.2%
Telmex Trust................        --       --         153,788,120     2.0%
Telnor Trust................        --       --           2,385,000     0.0%
Fundacion Telmex............        --       --          20,000,000     0.3%
Asociacion Carso............        --       --           5,000,000     0.1%

(1) Based upon 258,677,24 A Shares outstanding as of June 16, 2004. Includes A Shares held in the form of A Share ADSs. Except as otherwise indicated, all A Shares are held in the form of A Shares.

(2) Based upon 7,827,809,454 L Shares outstanding as of June 16, 2004. On June 15, 2004, the 4.25% Convertible Senior Debentures of the Issuer (the "Debentures") matured. The Debentures were convertible into L Share ADSs (each representing 20 L Shares) at a conversion price of U.S.$29.5762 per ADS, equal to a conversion rate of 33.8110 L Share ADSs per U.S.$1,000 principal amount of the Debentures. At maturity, holders of approximately U.S.$570 million of the Debentures elected to convert their Debentures into L Share ADSs, resulting in the issuance of 385,285,500 new L Shares and a corresponding increase in the number of L Shares outstanding. The total number of L Shares outstanding also includes L Shares held in the form of L Share ADSs. In addition, other than in the case of the Telmex Trust, Telnor Trust, Fundacion Telmex and Asociacion Carso, L Share totals and percentages assume that all of the A Shares and 1,633,436,525 AA Shares held by CGT, which may be deemed to be beneficially owned by the Slim Family, have been converted into L Shares. In accordance with the restrictions set forth in Item 4 of the Schedule 13D filed by the Reporting Persons on February 20, 2004, the maximum number of AA Shares that CGT could, as of the date hereof, convert to L Shares is 1,633,436,525. Except as otherwise indicated, all L Shares are held in the form of L Shares.

(3) Includes 40,000 A Shares and 100,000 L Shares (assuming conversion of the 40,000 A Shares) owned directly by Carlos Slim Helu, as well as A Shares and L Shares beneficially owned through GFI and CGT by trusts for the benefit of the Slim Family (the "Family Shares"). All A Shares and L Shares owned by such trusts may be deemed to be beneficially owned by each member of the Slim Family that is a beneficiary of such trusts. Thus, beneficial ownership of A Shares and L Shares may be deemed to be shared by each member of the Slim Family.

(4) Includes 8,132 L Shares owned directly by Carlos Slim Domit, as well as the Family Shares.

(5) Includes 8,132 L Shares owned directly by Marco Antonio Slim Domit, as well as the Family Shares.

(6) Includes 8,134 L Shares owned directly by Patrick Slim Domit, as well as the Family Shares.

(7) Includes 8,134 L Shares owned directly by Maria Soumaya Slim Domit, as well as the Family Shares.

(8) Includes 408,134 L Shares owned directly by Vanessa Paola Slim Domit and her spouse, as well as the Family Shares.

(9) Includes 570,134 L Shares owned directly by Johanna Monique Slim Domit and her spouse, as well as the Family Shares.

(10)     Includes 1,032,214,660 L Shares held in the form of L Share ADSs.

         (c) All transactions in L Shares and A Shares effected by the Reporting Persons since the Eleventh Amendment are listed in Schedule II hereto.

*    The Powers of Attorney and Joint Filing Agreement filed as exhibits to the
     Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission on February 20, 2004, are hereby incorporated by reference.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


         Carlos Slim Helu

         ----------------------------

         Carlos Slim Domit                     By: /s/ Eduardo Valdes Acra
                                                   ------------------------
         ----------------------------              Eduardo Valdes Acra
                                                   Attorney-in-Fact
         Marco Antonio Slim Domit                  June 23, 2004

         ----------------------------

         Patrick Slim Domit

         ----------------------------

         Maria Soumaya Slim Domit

         ----------------------------

         Vanessa Paola Slim Domit

         ----------------------------

         Johanna Monique Slim Domit

         ----------------------------

         CARSO GLOBAL
         TELECOM, S.A. DE C.V.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact


         GRUPO FINANCIERO
         INBURSA, S.A. DE C.V.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0008

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         BANCO INBURSA S.A.,
         INSTITUCION DE BANCA
         MULTIPLE, GRUPO FINANCIERO
         INBURSA, DIVISION
         FIDUCIARIA, AS TRUSTEE
         OF TRUST NO. F/0395

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         FUNDACION TELMEX, A.C.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         ASOCIACION CARSO, A.C.

         ----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

***

                                   SCHEDULE I

           All of the individuals listed below are citizens of Mexico

                                 THE SLIM FAMILY
             Paseo de las Palmas 736, Colonia Lomas de Chapultepec,
                           11000 Mexico D.F., Mexico

Name                                     Principal Occupation
----                                     --------------------

Carlos Slim Helu                         Chairman Emeritus of the Board of
                                         Telefonos de Mexico, S.A. de C.V., and
                                         Chairman of the Board of America Movil,
                                         S.A. de C.V. and Carso Global Telecom,
                                         S.A. de C.V.

Carlos Slim Domit                        Chairman of the Board of Telefonos de
                                         Mexico, S.A. de C.V., Chairman of Grupo
                                         Carso, S.A. De C.V. and President of
                                         Grupo Sanborns, S.A. de C.V.

Marco Antonio Slim Domit                 Chairman of Grupo Financiero Inbursa,
                                         S.A. de C.V.

Patrick Slim Domit                       Vice President of Commercial Markets of
                                         Telefonos de Mexico, S.A. de C.V.

Maria Soumaya Slim Domit                 President of Museo Soumaya

Vanessa Paola Slim Domit                 Private Investor

Johanna Monique Slim Domit               Private Investor

                       CARSO GLOBAL TELECOM, S.A. de C.V.

    Insurgentes Sur 3500, Col. Pena Pobre Tlalpan, 14060 Mexico D.F., Mexico

Name and Position                                       Principal Occupation
-----------------                                       --------------------

Directors

Carlos Slim Helu                                        Chairman Emeritus of the Board of Telefonos de Mexico,
(Director and Chairman Emeritus of the Board)           S.A. de C.V., and Chairman of the Board of America Movil,
                                                        S.A. de C.V. and Carso Global Telecom, S.A. de C.V.

Jaime Chico Pardo                                       President of Telefonos de Mexico, S.A. de C.V. and
(Director and Vice Chairman of the Board)               Vice President of Carso Global Telecom, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)                  Chairman of the Board of Kimberly Clark de Mexico,
                                                        S.A. de C.V.

C.P. Humberto Gutierrez                                 General Director of Grupo Carso, S.A. de C.V.
Olvera Zubizarreta

Juan Antonio Perez Simon (Director)                     Vice-Chairman of Telefonos de Mexico, S.A. de C.V.
                                                        and Chairman of the Board of Sanborns Hermanos S.A.

Carlos Slim Domit                                       Chairman of the Board of Telefonos de Mexico, S.A. de C.V.,
(Director and Chairman of the Board)                    Chairman of Grupo Carso, S.A. de C.V. and President of Grupo
                                                        Sanborns, S.A. de C.V.

Executive Officers

Armando Ibanez (Chief Financial Officer)                Chief Financial Officer of Carso Global Telecom,
                                                        S.A. de C.V.

                     GRUPO FINANCIERO INBURSA, S.A. de C.V.
   Paseo de las Palmas 736, Col. Lomas Chapultepec, 11000 Mexico D.F., Mexico

Name and Position                                 Principal Occupation
-----------------                                 --------------------

Directors

Carlos Slim Helu (Chairman Emeritus)              Chairman Emeritus of the Board of Telefonos de Mexico,
                                                  S.A. de C.V., and Chairman of the Board of America Movil,
                                                  S.A. de C.V. and Carso Global Telecom, S.A. de C.V.

Marco Antonio Slim Domit                          Chairman of Grupo Financiero Inbursa, S.A. de C.V.
(Chairman of the Board)

Eduardo Valdes Acra                               Chief Executive Officer of Inversora Bursatil, S.A.
(Vice-Chairman of the Board)                      de C.V., Casa de Bolsa, Grupo Financial Inbursa

Agustin Franco Macias (Director)                  Chairman of Cryoinfra, S.A. de C.V.

Claudio X. Gonzalez Laporte (Director)            Chairman of the Board of Kimberly Clark de Mexico,
                                                  S.A. de C.V.

Juan Antonio Perez Simon (Director)               Vice-Chairman of Telefonos de Mexico, S.A. de C.V.

David Ibarra Munoz (Director)                     Independent Economist

Jose Kuri Harfush (Director)                      President of Janel, S.A. de C.V.

Executive Officers

Marco Antonio Slim Domit (President)              President of Grupo Financiero Inbursa, S.A. de C.V.


                                   SCHEDULE II


         During the past 60 days, excluding transactions previously reported on the most recent filing on Schedule 13D, CGT effected the following purchases of L Shares on the Mexican Stock Exchange. The prices below reflect the average price paid (in US$ based upon the Exchange Rate published by the Banco de Mexico on the day of the trade date) per L Share on the relevant trade date.

                          Type of                    Number of   Price per share
  Reporting Person      transaction    Trade Date    L Shares     (U.S.Dollars)

Carso Global Telecom     Purchase     June 1, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     26,700         1.68
Carso Global Telecom     Purchase     June 1, 2004     65,000         1.68
Carso Global Telecom     Purchase     June 1, 2004      8,300         1.68
Carso Global Telecom     Purchase     June 1, 2004     11,700         1.68
Carso Global Telecom     Purchase     June 1, 2004     88,300         1.68
Carso Global Telecom     Purchase     June 1, 2004     75,900         1.68
Carso Global Telecom     Purchase     June 1, 2004     11,700         1.68
Carso Global Telecom     Purchase     June 1, 2004     12,400         1.68
Carso Global Telecom     Purchase     June 1, 2004     13,600         1.68
Carso Global Telecom     Purchase     June 1, 2004     86,400         1.68
Carso Global Telecom     Purchase     June 1, 2004     13,600         1.68
Carso Global Telecom     Purchase     June 1, 2004      2,100         1.68
Carso Global Telecom     Purchase     June 1, 2004     84,300         1.68
Carso Global Telecom     Purchase     June 1, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 1, 2004      2,000         1.67
Carso Global Telecom     Purchase     June 1, 2004    198,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     40,700         1.68
Carso Global Telecom     Purchase     June 1, 2004        900         1.68
Carso Global Telecom     Purchase     June 1, 2004     10,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     48,400         1.68
Carso Global Telecom     Purchase     June 1, 2004     47,300         1.68
Carso Global Telecom     Purchase     June 1, 2004     52,700         1.68
Carso Global Telecom     Purchase     June 1, 2004     47,300         1.68
Carso Global Telecom     Purchase     June 1, 2004      2,000         1.68
Carso Global Telecom     Purchase     June 1, 2004        700         1.68
Carso Global Telecom     Purchase     June 1, 2004     20,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     80,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     50,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     67,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     33,000         1.68
Carso Global Telecom     Purchase     June 1, 2004      7,000         1.68
Carso Global Telecom     Purchase     June 1, 2004      9,300         1.68
Carso Global Telecom     Purchase     June 1, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 1, 2004     83,700         1.68
Carso Global Telecom     Purchase     June 1, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 1, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 1, 2004      2,900         1.67
Carso Global Telecom     Purchase     June 1, 2004    100,000         1.67
Carso Global Telecom     Purchase     June 1, 2004     16,300         1.67
Carso Global Telecom     Purchase     June 1, 2004     75,000         1.67
Carso Global Telecom     Purchase     June 1, 2004      5,800         1.67
Carso Global Telecom     Purchase     June 2, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     40,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     60,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     10,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     18,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     82,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     50,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     40,000         1.68
Carso Global Telecom     Purchase     June 2, 2004      4,000         1.68
Carso Global Telecom     Purchase     June 2, 2004      1,500         1.68
Carso Global Telecom     Purchase     June 2, 2004    137,800         1.68
Carso Global Telecom     Purchase     June 2, 2004     94,500         1.68
Carso Global Telecom     Purchase     June 2, 2004     62,200         1.68
Carso Global Telecom     Purchase     June 2, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     40,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     60,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     40,000         1.68
Carso Global Telecom     Purchase     June 2, 2004     60,000         1.68
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     56,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     94,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004      2,500         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     39,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     97,500         1.66
Carso Global Telecom     Purchase     June 3, 2004      2,500         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     58,500         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.67
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.67
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.67
Carso Global Telecom     Purchase     June 3, 2004     43,600         1.67
Carso Global Telecom     Purchase     June 3, 2004      6,400         1.67
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.67
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     40,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     10,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     40,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     10,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     40,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     10,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     50,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     14,000         1.66
Carso Global Telecom     Purchase     June 3, 2004     36,000         1.66
Carso Global Telecom     Purchase     June 3, 2004    100,000         1.66
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     42,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     38,000         1.69
Carso Global Telecom     Purchase     June 4, 2004      2,100         1.69
Carso Global Telecom     Purchase     June 4, 2004     97,900         1.69
Carso Global Telecom     Purchase     June 4, 2004     20,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    200,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    200,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     85,000         1.69
Carso Global Telecom     Purchase     June 4, 2004      1,500         1.69
Carso Global Telecom     Purchase     June 4, 2004     13,500         1.69
Carso Global Telecom     Purchase     June 4, 2004     41,100         1.69
Carso Global Telecom     Purchase     June 4, 2004      8,900         1.69
Carso Global Telecom     Purchase     June 4, 2004     90,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     10,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     50,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     34,700         1.69
Carso Global Telecom     Purchase     June 4, 2004     15,300         1.69
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.69
Carso Global Telecom     Purchase     June 4, 2004     50,000         1.69
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 4, 2004     37,000         1.68
Carso Global Telecom     Purchase     June 4, 2004      1,300         1.68
Carso Global Telecom     Purchase     June 4, 2004     11,700         1.68
Carso Global Telecom     Purchase     June 4, 2004     22,300         1.68
Carso Global Telecom     Purchase     June 4, 2004     27,700         1.68
Carso Global Telecom     Purchase     June 4, 2004     49,100         1.68
Carso Global Telecom     Purchase     June 4, 2004        900         1.68
Carso Global Telecom     Purchase     June 4, 2004     50,000         1.68
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 4, 2004    100,000         1.68
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 7, 2004     44,100         1.73
Carso Global Telecom     Purchase     June 7, 2004      5,900         1.73
Carso Global Telecom     Purchase     June 7, 2004     93,600         1.73
Carso Global Telecom     Purchase     June 7, 2004     13,000         1.73
Carso Global Telecom     Purchase     June 7, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     24,200         1.74
Carso Global Telecom     Purchase     June 7, 2004      3,400         1.74
Carso Global Telecom     Purchase     June 7, 2004     10,000         1.74
Carso Global Telecom     Purchase     June 7, 2004      5,800         1.74
Carso Global Telecom     Purchase     June 7, 2004        600         1.74
Carso Global Telecom     Purchase     June 7, 2004     49,400         1.74
Carso Global Telecom     Purchase     June 7, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     87,500         1.74
Carso Global Telecom     Purchase     June 7, 2004     12,500         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     10,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     10,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     20,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     10,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     47,800         1.75
Carso Global Telecom     Purchase     June 7, 2004      2,200         1.75
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.75
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     27,600         1.74
Carso Global Telecom     Purchase     June 7, 2004     22,400         1.74
Carso Global Telecom     Purchase     June 7, 2004     42,600         1.74
Carso Global Telecom     Purchase     June 7, 2004      4,000         1.74
Carso Global Telecom     Purchase     June 7, 2004      3,400         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     47,000         1.74
Carso Global Telecom     Purchase     June 7, 2004      3,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004      9,900         1.74
Carso Global Telecom     Purchase     June 7, 2004     90,100         1.74
Carso Global Telecom     Purchase     June 7, 2004     89,900         1.74
Carso Global Telecom     Purchase     June 7, 2004     10,100         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 7, 2004        200         1.74
Carso Global Telecom     Purchase     June 7, 2004     99,800         1.74
Carso Global Telecom     Purchase     June 7, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 7, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 7, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 8, 2004      5,000         1.74
Carso Global Telecom     Purchase     June 8, 2004      5,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     90,000         1.74
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     13,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     10,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     61,200         1.74
Carso Global Telecom     Purchase     June 8, 2004     15,800         1.74
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.73
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.74
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     28,800         1.73
Carso Global Telecom     Purchase     June 8, 2004     71,200         1.73
Carso Global Telecom     Purchase     June 8, 2004     35,400         1.73
Carso Global Telecom     Purchase     June 8, 2004     14,600         1.73
Carso Global Telecom     Purchase     June 8, 2004      3,900         1.73
Carso Global Telecom     Purchase     June 8, 2004     46,100         1.73
Carso Global Telecom     Purchase     June 8, 2004     41,500         1.73
Carso Global Telecom     Purchase     June 8, 2004      8,500         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     50,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     25,400         1.73
Carso Global Telecom     Purchase     June 8, 2004     10,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     15,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     40,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     40,000         1.73
Carso Global Telecom     Purchase     June 8, 2004      5,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     64,600         1.73
Carso Global Telecom     Purchase     June 8, 2004     36,400         1.73
Carso Global Telecom     Purchase     June 8, 2004     40,000         1.73
Carso Global Telecom     Purchase     June 8, 2004      3,300         1.73
Carso Global Telecom     Purchase     June 8, 2004     10,000         1.73
Carso Global Telecom     Purchase     June 8, 2004    100,000         1.73
Carso Global Telecom     Purchase     June 8, 2004     10,300         1.73
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.72
Carso Global Telecom     Purchase     June 9, 2004     36,000         1.72
Carso Global Telecom     Purchase     June 9, 2004     14,000         1.72
Carso Global Telecom     Purchase     June 9, 2004     10,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     39,500         1.71
Carso Global Telecom     Purchase     June 9, 2004     40,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     10,500         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004    100,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     20,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     30,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     17,600         1.71
Carso Global Telecom     Purchase     June 9, 2004     20,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     62,400         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     17,400         1.71
Carso Global Telecom     Purchase     June 9, 2004     32,600         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     46,900         1.71
Carso Global Telecom     Purchase     June 9, 2004      3,100         1.71
Carso Global Telecom     Purchase     June 9, 2004      6,900         1.71
Carso Global Telecom     Purchase     June 9, 2004     43,100         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004      7,200         1.71
Carso Global Telecom     Purchase     June 9, 2004     39,000         1.71
Carso Global Telecom     Purchase     June 9, 2004      3,800         1.71
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.71
Carso Global Telecom     Purchase     June 9, 2004     99,000         1.70
Carso Global Telecom     Purchase     June 9, 2004      1,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     50,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     29,800         1.70
Carso Global Telecom     Purchase     June 9, 2004     20,200         1.70
Carso Global Telecom     Purchase     June 9, 2004     10,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     20,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     10,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     10,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     11,900         1.70
Carso Global Telecom     Purchase     June 9, 2004     15,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     23,100         1.70
Carso Global Telecom     Purchase     June 9, 2004     63,500         1.70
Carso Global Telecom     Purchase     June 9, 2004     36,500         1.70
Carso Global Telecom     Purchase     June 9, 2004    100,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     40,900         1.70
Carso Global Telecom     Purchase     June 9, 2004      9,100         1.70
Carso Global Telecom     Purchase     June 9, 2004     41,500         1.70
Carso Global Telecom     Purchase     June 9, 2004        800         1.70
Carso Global Telecom     Purchase     June 9, 2004      7,700         1.70
Carso Global Telecom     Purchase     June 9, 2004      2,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     48,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     10,600         1.70
Carso Global Telecom     Purchase     June 9, 2004      2,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     40,000         1.70
Carso Global Telecom     Purchase     June 9, 2004     47,400         1.70
Carso Global Telecom     Purchase     June 9, 2004     37,200         1.70
Carso Global Telecom     Purchase     June 9, 2004        900         1.70
Carso Global Telecom     Purchase     June 9, 2004    111,900         1.70
Carso Global Telecom     Purchase     June 9, 2004     10,100         1.70
Carso Global Telecom     Purchase     June 9, 2004     89,900         1.71
Carso Global Telecom     Purchase     June 9, 2004     26,000         1.71
Carso Global Telecom     Purchase     June 9, 2004    100,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    29,700         1.71
Carso Global Telecom     Purchase     June 10, 2004    20,300         1.71
Carso Global Telecom     Purchase     June 10, 2004    13,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    37,000         1.71
Carso Global Telecom     Purchase     June 10, 2004     2,600         1.71
Carso Global Telecom     Purchase     June 10, 2004    47,400         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    25,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    25,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    25,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    20,000         1.71
Carso Global Telecom     Purchase     June 10, 2004     5,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    45,000         1.71
Carso Global Telecom     Purchase     June 10, 2004     5,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    10,100         1.71
Carso Global Telecom     Purchase     June 10, 2004    39,900         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    10,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    40,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    30,100         1.71
Carso Global Telecom     Purchase     June 10, 2004    19,900         1.71
Carso Global Telecom     Purchase     June 10, 2004    40,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    10,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.71
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    29,100         1.70
Carso Global Telecom     Purchase     June 10, 2004       900         1.70
Carso Global Telecom     Purchase     June 10, 2004    40,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    10,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    20,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    30,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    20,000         1.70
Carso Global Telecom     Purchase     June 10, 2004     2,500         1.70
Carso Global Telecom     Purchase     June 10, 2004    47,500         1.70
Carso Global Telecom     Purchase     June 10, 2004     1,400         1.70
Carso Global Telecom     Purchase     June 10, 2004     6,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    42,600         1.70
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    44,600         1.70
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 10, 2004     4,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    51,400         1.70
Carso Global Telecom     Purchase     June 10, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    19,700         1.70
Carso Global Telecom     Purchase     June 10, 2004     7,400         1.70
Carso Global Telecom     Purchase     June 10, 2004    20,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    10,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    25,000         1.70
Carso Global Telecom     Purchase     June 10, 2004    17,900         1.70
Carso Global Telecom     Purchase     June 10, 2004     5,800         1.70
Carso Global Telecom     Purchase     June 10, 2004    94,200         1.70
Carso Global Telecom     Purchase     June 10, 2004    99,800         1.70
Carso Global Telecom     Purchase     June 10, 2004   100,200         1.70
Carso Global Telecom     Purchase     June 10, 2004    99,800         1.70
Carso Global Telecom     Purchase     June 10, 2004       200         1.70
Carso Global Telecom     Purchase     June 14, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    13,500         1.69
Carso Global Telecom     Purchase     June 14, 2004    86,500         1.69
Carso Global Telecom     Purchase     June 14, 2004    29,500         1.69
Carso Global Telecom     Purchase     June 14, 2004    70,500         1.69
Carso Global Telecom     Purchase     June 14, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    20,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    80,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    20,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    80,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    10,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    90,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    61,200         1.69
Carso Global Telecom     Purchase     June 14, 2004    38,800         1.69
Carso Global Telecom     Purchase     June 14, 2004    60,000         1.69
Carso Global Telecom     Purchase     June 14, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 14, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    40,000         1.69
Carso Global Telecom     Purchase     June 14, 2004    14,500         1.68
Carso Global Telecom     Purchase     June 14, 2004    35,500         1.68
Carso Global Telecom     Purchase     June 14, 2004    27,700         1.68
Carso Global Telecom     Purchase     June 14, 2004    22,300         1.68
Carso Global Telecom     Purchase     June 14, 2004    27,700         1.68
Carso Global Telecom     Purchase     June 14, 2004    20,000         1.68
Carso Global Telecom     Purchase     June 14, 2004     2,300         1.68
Carso Global Telecom     Purchase     June 14, 2004    25,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    25,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    50,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    48,800         1.68
Carso Global Telecom     Purchase     June 14, 2004     1,200         1.68
Carso Global Telecom     Purchase     June 14, 2004    50,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    20,800         1.68
Carso Global Telecom     Purchase     June 14, 2004    29,200         1.68
Carso Global Telecom     Purchase     June 14, 2004     9,000         1.68
Carso Global Telecom     Purchase     June 14, 2004   100,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    41,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    50,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    20,000         1.68
Carso Global Telecom     Purchase     June 14, 2004     1,400         1.68
Carso Global Telecom     Purchase     June 14, 2004    28,600         1.68
Carso Global Telecom     Purchase     June 14, 2004     2,400         1.68
Carso Global Telecom     Purchase     June 14, 2004     2,000         1.68
Carso Global Telecom     Purchase     June 14, 2004     2,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    15,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    10,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    18,600         1.68
Carso Global Telecom     Purchase     June 14, 2004    14,400         1.68
Carso Global Telecom     Purchase     June 14, 2004    13,000         1.68
Carso Global Telecom     Purchase     June 14, 2004    22,600         1.68
Carso Global Telecom     Purchase     June 14, 2004    39,600         1.68
Carso Global Telecom     Purchase     June 14, 2004    60,400         1.68
Carso Global Telecom     Purchase     June 14, 2004    50,000         1.68
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    10,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    90,000         1.69
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    86,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    14,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    18,500         1.70
Carso Global Telecom     Purchase     June 15, 2004    29,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    16,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    34,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    41,000         1.70
Carso Global Telecom     Purchase     June 15, 2004     1,600         1.70
Carso Global Telecom     Purchase     June 15, 2004   107,400         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    48,000         1.70
Carso Global Telecom     Purchase     June 15, 2004     2,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    50,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004     2,500         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    50,000         1.69
Carso Global Telecom     Purchase     June 15, 2004    40,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    10,000         1.70
Carso Global Telecom     Purchase     June 15, 2004     1,200         1.70
Carso Global Telecom     Purchase     June 15, 2004       500         1.70
Carso Global Telecom     Purchase     June 15, 2004    54,000         1.70
Carso Global Telecom     Purchase     June 15, 2004     6,600         1.70
Carso Global Telecom     Purchase     June 15, 2004    37,700         1.70
Carso Global Telecom     Purchase     June 15, 2004    12,300         1.70
Carso Global Telecom     Purchase     June 15, 2004    37,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    37,700         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004   100,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    13,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    64,000         1.70
Carso Global Telecom     Purchase     June 15, 2004    36,000         1.70
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    75,200         1.67
Carso Global Telecom     Purchase     June 16, 2004    18,000         1.67
Carso Global Telecom     Purchase     June 16, 2004     6,800         1.67
Carso Global Telecom     Purchase     June 16, 2004    60,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    40,000         1.67
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    48,400         1.67
Carso Global Telecom     Purchase     June 16, 2004     1,600         1.67
Carso Global Telecom     Purchase     June 16, 2004   160,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    90,000         1.67
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    40,400         1.66
Carso Global Telecom     Purchase     June 16, 2004     9,600         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    57,400         1.66
Carso Global Telecom     Purchase     June 16, 2004    12,900         1.66
Carso Global Telecom     Purchase     June 16, 2004    10,300         1.66
Carso Global Telecom     Purchase     June 16, 2004    10,300         1.66
Carso Global Telecom     Purchase     June 16, 2004     9,100         1.66
Carso Global Telecom     Purchase     June 16, 2004    49,900         1.66
Carso Global Telecom     Purchase     June 16, 2004       100         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    10,800         1.66
Carso Global Telecom     Purchase     June 16, 2004    89,200         1.66
Carso Global Telecom     Purchase     June 16, 2004    50,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004    90,500         1.66
Carso Global Telecom     Purchase     June 16, 2004     9,500         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66
Carso Global Telecom     Purchase     June 16, 2004   100,000         1.66